Exhibit (d)(iii)

22 March 2023

PRICING SUPPLEMENT

European Bank for Reconstruction and Development
USD 100,000,000 Callable Fixed Rate Notes due 24 March 2028 (the “Notes”) issued pursuant to the European Bank for Reconstruction and Development EUR
45,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012, as supplemented by the Supplementary Offering Circular dated 22 July 2019 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES
1	Specified Currency:	United States Dollars (“USD”)
2	Nominal Amount:	USD 100,000,000
3	Type of Note:	Fixed Rate
4	Issue Date:	24 March 2023
5	Issue Price:	100.00 per cent. of the Nominal Amount
6	Maturity Date:	24 March 2028, subject to the Redemption at Issuer’s option provisions below
7	Fungible with existing Notes:	No
FORM OF THE NOTES
8	Form of Note:	Registered
9	New Global Note:	No
10	Specified Denomination(s):	USD 10,000
11	Exchange of Bearer Notes:	Not Applicable
12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable
	(b) Date(s) on which the Talons mature:	Not Applicable
13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with, or on behalf of, DTC and registered in the name of Cede and Co. as nominee for DTC.
	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances described on page 42 of the Offering Circular.

PROVISIONS RELATING TO INITIAL PAYMENT
14	Partly Paid Notes:	No
PROVISIONS RELATING TO INTEREST
15	Interest Commencement Date:	Issue Date
16	Fixed Rate Notes:	Applicable
	(a) Fixed Rate of Interest:	5.92 per cent. per annum, payable annually in arrear on each Fixed Interest Date. Subject to the Redemption at Issuer’s option provisions below.
	(b) Fixed Interest Dates:	24 March in each year, from and including 24 March 2024, up to and including the Maturity Date, subject to and in accordance with the Business Day Convention and subject to the Redemption at the Issuer’s option provisions below.
	(c) Initial Broken Amount per Specified Denomination:	Not Applicable
	(d) Final Broken Amount per Specified Denomination:	Not Applicable
	(e) Fixed Day Count Fraction:	30/360
	(f) Business Day Convention:	Following Business Day Convention
	(g) Business Day definition if different from that in Condition 4(a)(iii):	Condition 4(a)(iii) applies and, for the avoidance of doubt, New York City shall be the principal financial centre. London shall be an additional business centre.
	(h) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	No
17	Zero Coupon Notes:	Not Applicable
18	Floating Rate Notes and Indexed Notes:	Not Applicable
PROVISIONS REGARDING PAYMENTS/DELIVERIES
19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies and, for the avoidance of doubt, New York City shall be the principal financial centre. London shall be an additional business centre.
20	Dual Currency Notes:	Not Applicable

21	Physically Settled Notes:	Not Applicable
PROVISIONS REGARDING REDEMPTION/MATURITY
22	(a) Redemption at Issuer’s option:

Yes

The Issuer has the right to redeem the Notes (in whole but not in part) on the Optional Redemption Date (as defined below) at the Optional Redemption Amount (as defined below) by giving notice to the Agent of such redemption not less than five (5) Business Days (as defined below) prior to the Optional Redemption Date.

The Agent shall give notice of such redemption to the holders of the Notes as soon as practicable, but in any event not later than two (2) Business Days thereafter in accordance with Condition 5(b) (except that the timing of such notice as referred to therein shall be amended as set out above).

Where:

“Business Day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London and New York City.

“Optional Redemption Amount” means in respect of each Note, 100.00 per cent. per Specified Denomination.

“Optional Redemption Date” means 24 March in each year, from and including 24 March 2024, up to and including the 24 March 2027, subject to adjustment in accordance with the Following Business Day Convention.

	(b) Redemption at Noteholder’s option:	No
23	(a) Final Redemption Amount for each Note (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100.00 per cent. per Specified Denomination
	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable

24	Instalment Note:	Not Applicable
25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies
DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS
26	Method of distribution:	Non-Syndicated
27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of Dealer:	Wells Fargo Securities, LLC 550 South Tryon Street, 4th Floor MAC D1086-041 Charlotte, NC 28202-4200 Attention: Agency Trading Desk
28	Date of Syndication Agreement:	Not Applicable
29	Stabilising Manager:	Not Applicable
30	Additional selling restrictions:	Not Applicable
31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Not Applicable
32	Intended to be held in a manner which would allow Eurosystem eligibility:	No
33	Common Code:	260055356
	ISIN Code:	US29874QEY61
	CUSIP Number:	29874QEY6
34	Listing:	Not Applicable
35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.	Not Applicable
36	Additional Information:	Not Applicable
37	Total Commissions:	Not Applicable

This Pricing Supplement comprises the pricing supplement required for issue of the Notes described herein pursuant to the Euro 45,000,000,000 Global Medium Term Note Programme for the issue of notes of European Bank for Reconstruction and Development as from 3 March 2023 or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement.

For and on behalf of

EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Stefan Filip
Authorised signatory